PRESS RELEASE                                           Patrick Industries, Inc.


PATRICK INDUSTRIES, INC. REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

Monday October 25, 12:44 pm ET

ELKHART, Ind., Oct. 25 /PRNewswire-FirstCall/ -- Paul E. Hassler, President and Chief Executive Officer of Patrick Industries, Inc. (Nasdaq: PATK - News), announced increased net sales and operating results for the third quarter and nine months ended September 30, 2004. Net sales for the third quarter ending September 30, 2004 increased approximately 14.2%, from $70,267,000 in the third quarter of 2003 to $80,261,000 in the third quarter of 2004. Year to date, net sales increased approximately 7.7%, from $208,502,000 for the nine month period ending September 30, 2003 to $224,594,000 in the same period of 2004. The Company reported net income of $667,000, or $.14 per share, in the third quarter of 2004 compared to net income of $228,000, or $.05 per share, in the third quarter of 2003 and year to date net income of $700,000, or $.15 per share, compared to a net loss of $647,000, or $.14 per share, in the same period of 2003. The 2004 operating results include an increase in the allowance for doubtful accounts related to one customer of approximately $450,000, or $.06 per share, net of tax, and a gain on sale of a building of approximately $193,000, or $.02 per share, net of tax. Comparatively, the 2003 operating results include a gain on sale of a building of approximately $158,000, or $.02 per share, net of tax, as well as a charge for restructuring of $235,000, or $.03 per share, net of tax, related to the closing of one of the Company's underperforming cabinet door operating units.

The Manufactured Housing Industry, which represents approximately 40% of the Company's 2004 sales, continued its decline through August with shipments decreasing approximately 4% from the previous year. The Recreational Vehicle Industry, which represents approximately 31% of the Company's 2004 sales, continued to post strong results with shipments increasing approximately 18% through August. The Company increased its penetration into the Industrial markets which represent approximately 29% of 2004 sales. Mr. Hassler said, "We are pleased with the improved operating performance in light of the difficult conditions in the Manufactured Housing and Furniture industries. Our restructuring efforts in 2003 have increased profitability and our capital expenditure initiatives are proceeding according to plan. We have recently completed modifications to the infrastructure of the Company to enable increased focus and penetration into the three primary market segments that we serve. As we head into the fourth quarter, we remain diligent in our efforts to control costs, improve operating efficiencies, gain market share, and improve shareholder value." Patrick Industries is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, and Industrial markets and operates coast to coast in thirteen states.

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                           PATRICK INDUSTRIES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS


     INCOME STATEMENT
                            THREE MONTHS ENDED          NINE MONTHS ENDED
                                SEPTEMBER 30              SEPTEMBER 30
                            2004          2003          2004         2003

    Net sales           $80,261,000   $70,267,000  $224,594,000  $208,502,000
    Cost of goods sold   69,848,000    61,358,000   197,050,000   183,960,000
    Warehouse and delivery
     expenses             3,544,000     3,203,000    10,218,000     9,593,000
    Selling, general, and
     administrative
     expenses             5,537,000     4,918,000    15,663,000    15,223,000
    Restructuring Charges     - - -       235,000         - - -       235,000
    Interest expense, net   211,000       177,000       487,000       561,000
      Income (loss) before
       income taxes       1,121,000       376,000     1,176,000    (1,070,000)
    Income taxes (credit)   454,000       148,000       476,000      (423,000)

        NET INCOME (LOSS)  $667,000      $228,000      $700,000     $(647,000)

    EARNINGS (LOSS) PER
     COMMON SHARE              $.14          $.05          $.15         $(.14)

    Weighted average shares
     outstanding          4,731,127     4,611,037     4,689,827     4,595,306




     BALANCE SHEET
                                                   SEPTEMBER 30
                                               2004            2003

    CURRENT ASSETS
      Cash and cash equivalents               $40,000       $5,396,000
      Trade receivables, net               24,467,000       18,586,000
      Inventories                          37,535,000       28,959,000
      Income taxes receivable                   - - -          285,000
      Prepaid expenses                        998,000        1,137,000
      Deferred tax assets                   1,954,000        1,981,000
        Total current assets               64,994,000       56,344,000

    PROPERTY AND EQUIPMENT, NET            33,181,000       30,404,000

    INTANGIBLE AND OTHER ASSETS             2,954,000        2,619,000

        TOTAL ASSETS                     $101,129,000      $89,367,000

    CURRENT LIABILITIES
      Current maturities of long-term
       debt                                $3,671,000       $3,671,000
      Short-term borrowings                 5,900,000            - - -
      Accounts payable and accrued
       liabilities                         23,434,000       16,119,000
        Total current liabilities          33,005,000       19,790,000

    LONG-TERM DEBT, LESS CURRENT
     MATURITIES                             4,800,000        8,471,000

    DEFERRED LIABILITIES                    2,519,000        2,450,000

    SHAREHOLDERS' EQUITY                   60,805,000       58,656,000

        TOTAL LIABILITIES AND SHAREHOLDERS'
         EQUITY                          $101,129,000      $89,367,000